UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Bristol-Myers Squibb Company
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March 26, 2004

NOTICE OF 2004 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 4, 2004 AT 9:45 A.M. HOTEL DU PONT 11TH AND MARKET STREETS WILMINGTON DELAWARE

DEAR FELLOW STOCKHOLDER:

 You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 4, 2004, at 9:45 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of independent auditors, and the consideration of five stockholder proposals. We will also review the status of the company's business at the meeting.

Last year, over 84% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Admission to the Annual Meeting will be by ticket only. Please bring photo identification. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

PETER R. DOLAN
Chairman and Chief Executive Officer

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

         Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 4, 2004 at 9:45 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

         to elect three directors;

         to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004;

         to consider and vote upon five stockholder proposals; and

         to transact such other business as may properly come before the meeting or any adjournments thereof.

        Holders of record of the company's Common and Preferred Stock at the close of business on March 8, 2004, will be entitled to vote at the meeting.

By Order of the Board of Directors
SANDRA LEUNG Secretary
Dated: March 26, 2004

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important.

If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

  (1)
  GO TO THE WEBSITE shown on your proxy card and vote via the Internet;

OR

  (2)
  USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States);

OR

  (3)
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2003 annual report are available on Bristol-Myers Squibb's Internet site at www.bms.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Bristol-Myers Squibb the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Bristol-Myers Squibb stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Bristol-Myers Squibb's proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

PROXY STATEMENT

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
VOTING SECURITIES AND PRINCIPAL HOLDERS	4
Section 16(a) Beneficial Ownership Reporting Compliance	5
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS	6
Corporate Governance Guidelines	6
Board Independence	6
Meetings of the Board	6
Committees of the Board	6
Director Qualifications	9
Identification and Selection of Nominees for the Board	9
Executive Sessions and Presiding Director	9
Communications with the Board of Directors	9
Codes of Conduct	10
Compensation of Directors	10
Information on Directors and Nominees	12
COMPENSATION AND BENEFITS	16
Executive Officer Compensation	16
Summary Compensation Table	17
Option/SAR Grants in the Last Fiscal Year	18
Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values	19
Long-Term Incentive Plan Awards in the Last Fiscal Year	19
Compensation and Management Development Committee Report on Executive Compensation	20
Chief Executive Officer Compensation	22
Mercer's Role	23
Deductibility of Compensation Over $1 Million	23
Performance Graph	24
Pension Benefits	25
Change in Control Arrangements	25
Certain Relationships and Related Transactions	26
PROPOSALS TO BE VOTED UPON
Proposal 1 — Election of Directors	12
Proposal 2 — Appointment of Independent Auditors	27
Audit and Non-Audit Fees	27
Pre-Approval Policy for Services by Independent Auditors	28
Audit Committee Report	28
Proposal 3 — Stockholder Proposal Relating to Publication of Political Contributions	29
Proposal 4 — Stockholder Proposal Relating to Prohibition of Political Contributions	30
Proposal 5 — Stockholder Proposal Relating to Separation of Chairman and CEO Positions	31
Proposal 6 — Stockholder Proposal Relating to HIV/AIDS-TB-Malaria	33
Proposal 7 — Stockholder Proposal Relating to Director Vote Threshold	35
ADVANCE NOTICE PROCEDURES	36
2005 PROXY PROPOSALS	36
DIRECTIONS TO THE HOTEL DUPONT	37

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

        This Proxy Statement is being sent to all stockholders of record as of the close of business on March 8, 2004 for delivery beginning March 26, 2004 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 4, 2004. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

        Only stockholders of the company as of the record date, March 8, 2004, their authorized representatives and guests of the company will be able to attend the Annual Meeting. Admission will be by ticket only. In addition, please be sure to bring photo identification. The Hotel duPont is accessible to disabled persons and, upon request, wireless headsets for hearing amplification will be provided.

How do I receive an admission ticket?

        If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the top portion of the proxy card.

        If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

        Tickets may be issued to others at the discretion of the company.

Who is entitled to vote?

        All holders of record of the company's $0.10 par value Common Stock and $2.00 Convertible Preferred Stock at the close of business on March 8, 2004 will be entitled to vote at the 2004 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

        Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your proxy in one of the following manners:

  (i)
  via Internet;

  (ii)
  by telephone;

  (iii)
  by mail; or

  (iv)
  in person at the Annual Meeting.

        Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the company expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website indicated on the enclosed form and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

        If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

        If you wish to vote in person, you can vote the proxy in person at the Annual Meeting.

How do I specify how I want my shares voted?

        If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

        If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

        If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

What items will be voted upon at the Annual Meeting?

        At the Annual Meeting, the following items will be voted upon:

  (i)
  the election of three directors;

  (ii)
  ratification of the appointment of the company's independent auditors; and

  (iii)
  the five stockholder proposals.

        The Board of Directors of Bristol-Myers Squibb knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

        For the reasons set forth in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004, and AGAINST each of the five stockholder proposals.

How many votes are needed to have the proposals pass?

        A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of independent auditors and for the adoption of each of the five stockholder proposals.

How are the votes counted?

        In accordance with the laws of the state of Delaware and the company's Restated Certificate of Incorporation and Bylaws,

  (i)
  for the election of directors, which requires a plurality of the votes cast in person or by proxy, only proxies and ballots indicating votes "FOR all nominees," "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; abstentions and broker non-votes are not counted, and

  (ii)
  for the adoption of all stockholder proposals, which require the majority of the votes cast in person or by proxy, only proxies and ballots indicating votes "FOR," "AGAINST" or "ABSTAIN" on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote; broker non-votes are not counted.

How can I revoke my Proxy?

        You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving timely written notice of the revocation to the Secretary of the company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

How do I designate my proxy?

        If you wish to give your proxy to someone other than the Directors' Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

        Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

Is my vote confidential?

        Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

        The company will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Employees of the company may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. The company will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        At the close of business on March 8, 2004, there were 1,941,686,656 shares of $0.10 par value Common Stock and 7,506 shares of $2.00 Convertible Preferred Stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

        The following table sets forth, as of February 2, 2004, beneficial ownership of shares of Common Stock of the company by each director, each of the named executive officers and all directors and officers as a group. None of the directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of Common Stock.

        Unless otherwise noted, such shares are owned directly or indirectly with sole voting and investment power.

Name	Total Shares Owned(a)		Common Shares Underlying Options(b)	Deferred Common Share Units(c)
R. E. Allen	125,175		28,350	78,543
A. R. J. Bonfield	233,174		87,500	10,353
L. B. Campbell	24,746		7,315	15,321
V. D. Coffman	34,933	(d)	11,522	23,339
P. R. Dolan	1,260,269	(e)	933,086	0
E. V. Futter	46,082		28,350	11,650
L. V. Gerstner, Jr.	79,615		27,298	28,907	(f)
L. H. Glimcher, M.D.	23,976		11,522	12,454
D. J. Hayden	752,835		570,680	0
L. Johansson	17,024		7,315	7,709
J. L. McGoldrick	1,107,632		970,862	0
J. B. D. Palmer	256,250		96,250	0
J. D. Robinson III	72,726		28,350	15,762
L. W. Sullivan, M.D.	48,310	(g)	28,350	15,248
All Directors and Executive Officers as a Group	6,507,172		4,439,557	226,915

(a)
Consists of direct and indirect ownership of shares, including unvested restricted stock grants, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred common share units.

(b)
Consists of stock options that are currently exercisable and stock options that will be exercisable within 60 days.

(c)
For non-employee directors, represents amounts credited to their accounts under the 1987 Deferred Compensation Plan for Non-Employee Directors as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of Common Stock. For named executive officers, represents amounts credited to their accounts under the Performance Incentive Plan as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(d)
Includes 72 shares held by a family living trust over which neither Mr. Coffman nor his wife exercise voting nor investment power.

(e)
Includes 11,176 shares owned by a family charitable foundation over which Mr. Dolan and his wife exercise shared voting and investment power. Mr. Dolan disclaims beneficial ownership of the shares owned by the family charitable foundation.

(f)
Includes 6,758 deferred common share units credited to Mr. Gerstner's account in the Squibb Corporation Deferred Plan for Fees of Outside Directors which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(g)
Includes 505 shares owned jointly by Dr. Sullivan and his wife over which he exercises shared voting and investment power.

Principal Holders of Common Stock

        The following table sets forth information regarding beneficial owners of more than 5% of the outstanding shares of the company's Common Stock.

Name	Number of Shares Beneficially Owned		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	143,746,700	(a)	7.4%	(a)

(a)
This information is based on the Schedule 13G dated February 13, 2004 filed by Capital Research and Management Company with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2003. The reporting person has sole voting power with respect to no shares, shared voting power with respect to no shares and sole investment power with respect to all 143,746,700 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, the company's directors, executive officers and the beneficial holders of more than 10% of the company's Common Stock are required to file reports of ownership and changes in ownership with the Securities and Exchanges Commission. To the company's best knowledge, during 2003 all applicable Section 16(a) filings requirements were met except that, due to an administrative error, late Forms 4 were filed for each non-employee director disclosing that on May 6, 2003, each non-employee director received an option grant to purchase 3,500 shares of Common Stock of the company.

CORPORATE GOVERNANCE AND BOARD MATTERS

        The business of the company is managed under the direction of the Board of Directors pursuant to the Delaware Corporation Act and the company's Bylaws. It has responsibility for establishing broad corporate policies and for the overall performance of the company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the company's business through regular written reports and analyses and discussions with the chief executive officer and other officers of the company, by reviewing materials provided to them and by participating in Board and Board committee meetings.

Corporate Governance Guidelines

        The Board of Directors adopted Corporate Governance Guidelines in 2002. From time to time the Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of the company's stockholders and other constituents. The Corporate Governance Principles are published on the company's website at www.bms.com. The Board of Directors has adopted policies requiring stockholder approval prior to the adoption of a stockholder rights plan and the repricing of stock options. These policies are also available on the company's website.

Board Independence

        The Board has determined, by applying the director independence standards contained in the Corporate Governance Guidelines, that each of its directors and director nominees, except the Chairman of the Board and Chief Executive Officer, has no direct or indirect material relationship with the company (other than as a director of the company) and is therefore independent.

Meetings of the Board

        The Board meets on a regularly scheduled basis during the year to review significant developments affecting the company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2003, there were eight regular meetings and seven special meetings of the Board. The average aggregate attendance of directors at Board and Board committee meetings was over 95%. No director attended fewer than 85% of the aggregate number of Board and Board committee meetings during the periods he or she served. Directors are not required, but are strongly encouraged to attend the Annual Meeting of Stockholders. Last year, nine directors attended the Annual Meeting of Stockholders.

Committees of the Board

        The company's Bylaws specifically provide for an Audit Committee and an Executive Committee. The company's Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, the Board of Directors has established the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. The Board has appointed individuals from among its members to serve on these four committees. With the exception of the Executive Committee, each committee is composed entirely of independent directors and operates under a written charter adopted by the Board, as amended from time to time. These charters are published on the company's website at www.bms.com. As permitted by the company's Bylaws, in June 2003, the Board established a Securities Issuance Committee to determine and approve the terms and provisions of any securities issued by the company through the end of 2003. Following the completion of its responsibilities, the Securities Issuance Committee was dissolved pursuant to Board resolution on December 31, 2003. The members of the Committee were Peter R. Dolan, Louis V. Gerstner, Jr. and James D. Robinson III.

        In 2003, the committees of the Board held a total of 30 meetings: the Audit Committee met 19 times, the Compensation and Management Development Committee met six times and the Committee on Directors and Corporate Governance met twice. There was one meeting of the Executive Committee and two meetings of the Securities Issuance Committee.

        The table below provides membership information for each Board committee.

Name	Audit		Directors and Corporate Governance		Compensation & Management Development		Executive
R. E. Allen	X		X	*			X
L. B. Campbell	X		X		X
V. D. Coffman	X	*			X
P. R. Dolan							X	*
E. V. Futter			X
L. V. Gerstner, Jr.			X				X
L. H. Glimcher, M.D.	X		X
L. Johansson	X		X
J. D. Robinson III			X		X	*	X
L. W. Sullivan, M.D.	X				X

*
Chair

Audit Committee

        The Audit Committee is appointed by and generally acts on behalf of the Board of Directors. The Audit Committee works closely with management as well as the company's independent auditors. The Audit Committee is responsible primarily for overseeing and monitoring the quality of the company's accounting and auditing practices and is directly responsible for the appointment, compensation and oversight of the company's independent auditors for the purpose of preparing or issuing audit reports and related work regarding the company's financial statements. The Audit Committee also assists the Board in fulfilling its responsibilities for general oversight of the company's compliance with legal and regulatory requirements, the performance of the company's internal audit function and independent auditors, and policies and procedures for risk assessment and risk management. Other specific duties and responsibilities include: reviewing the company's disclosure controls and procedures, internal controls, the company's periodic filings with the Securities and Exchange Commission, earnings releases and earnings guidance; producing the required audit committee annual report for inclusion in the company's proxy statement; and overseeing investigations into complaints concerning financial matters.

        The Audit Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain independent legal counsel, accounting or other consultants or experts to advise the Committee. The Committee may also utilize the services of the company's regular legal counsel and other advisors to the company.

        The report of the Audit Committee is contained on page 28. The charter of the Audit Committee is available on the company's website at www.bms.com.

        The Board of Directors has determined that each current and former chief executive officer presently serving on the Audit Committee, specifically, Robert E. Allen, Lewis B. Campbell, Vance D. Coffman and Leif Johansson, qualify as an "audit committee financial expert" based on the Board's understanding of the applicable SEC rules. In addition the Board of Directors has determined that each of the members of the Audit Committee is "independent" as that term is defined by applicable rules of the New York Stock Exchange and the SEC.

Compensation and Management Development Committee

        The Compensation and Management Development Committee is responsible primarily for reviewing, approving and reporting to the Board on major compensation and benefits plans, policies and programs of the company; reviewing and evaluating the performance and approving the compensation of executive officers and certain senior management; and overseeing the company's management development programs, performance assessment of senior executives and succession planning. Other specific duties and responsibilities include: annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation; evaluating the chief executive officer's performance in light of those goals and objectives, and recommending to the Board the chief executive officer's compensation levels based on this evaluation; and producing the required annual report on executive compensation for inclusion in the company's proxy statement.

        The Compensation and Management Development Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the Committee.

        The report of the Compensation and Management Development Committee is contained on page 20. The charter of the Compensation and Management Development Committee is available on the company's website at www.bms.com.

Committee on Directors and Corporate Governance

        The Committee on Directors and Corporate Governance is primarily responsible for identifying individuals qualified to become Board members; recommending that the Board select the director nominees for the next annual meeting of stockholders; and overseeing the Board's annual evaluation of its performance. The Committee on Directors and Corporate Governance is also responsible for identifying best practices and developing and recommending to the Board a set of corporate governance guidelines applicable to the company and for periodically reviewing such guidelines. Other specific duties and responsibilities include: reviewing and recommending annually to the Board of Directors the compensation of non-employee directors; considering questions of potential conflicts of interests of directors and senior management; defining specific criteria for director independence, considering matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and the company's employees and stockholders.

        The Committee on Directors and Corporate Governance has the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain, set compensation for, and terminate a search firm to be used to identify director candidates. In addition, the Committee has authority to obtain advice and assistance from other experts or consultants to advise the Committee. The charter of the Committee on Directors and Corporate Governance is available on the company's website at www.bms.com.

        The Committee on Directors and Corporate Governance considers stockholder recommendations of nominees for election to the Board of Directors if they are accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

Director Qualifications

        The company's Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on the company's Board of Directors. Under these criteria, members of the Board should be persons of diverse backgrounds with broad experience in areas important to the operation of the company such as business, science, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and ability to work with others. Each director must represent the interests of all stockholders.

Identification and Selection of Nominees for the Board

        The Committee on Directors and Corporate Governance periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for director. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, professional search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman of the Board, conducts an initial evaluation of prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman of the Board and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Executive Sessions and Presiding Director

        In 2003, the independent directors of the Board met in Executive Session four times to discuss such topics as the independent directors determined, including evaluation of the performance of the chief executive officer. The Chair of the Committee on Directors and Corporate Governance presided over these sessions.

Communications with the Board of Directors

        The Committee on Directors and Corporate Governance has created a process by which stockholders may communicate directly with independent directors. Any stockholder wishing to contact independent directors may do so in writing by sending a letter to:

    [Name of Director]
    c/o Secretary
    Bristol-Myers Squibb Company
    345 Park Avenue
    New York, NY 10154

        Any matter relating to the company's financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. The Corporate Secretary of the company reviews all correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of such correspondence received by the company that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

        The Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting the company's business in a legal, ethical and responsible manner. These standards are applicable to all employees of the company, including the chief executive officer, chief financial officer, the finance and operations controllers, as well as the independent directors. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the chief executive officer, the chief financial officer, the financial and operations controllers, the treasurer and the heads of major business units. The Standards of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available at the company's website at www.bms.com. The company intends to post any amendments to or waivers from its Code of Ethics for Senior Financial Officers on its website.

Compensation of Directors

        In 2003, the independent directors of the company received an annual retainer of $45,000. The company requires that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock, until certain ownership guidelines are attained. Independent directors received an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance received an annual fee of $10,000.

        An independent director may elect to defer payment of all or part of the compensation received as a director under the company's Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company's invested cash or a fund based on the return on Bristol-Myers Squibb Company Common Stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

        All independent directors received an annual award of 1,000 deferred common share units, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock. The company's Retirement Plan for Non-Employee Directors was terminated in 1996. Benefits existing under the Plan were vested as of that time for all directors who had served on the Board as of that date. Under the company's 2000 Non-Employee Directors' Stock Option Plan, each independent director received on the date of the 2003 Annual Meeting, an option to purchase 3,500 shares of the company's Common Stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting or had previously been elected to the Board of Directors for a term extending beyond such Annual Meeting. The price of the option was the fair market price of the company's Common Stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date. In 2003, options for a total of 31,500 shares were granted under the plan, consisting of options for 3,500 shares granted to each of the nine independent directors.

        The Directors' Charitable Contribution Program is part of the company's overall program of charitable contributions in which all current directors participate. The Program is partially funded by life insurance policies purchased by the company on individual members and retired members of the Board of Directors. In 2003, the company paid a total of $61,454 in premiums on policies covering five current directors and certain retired directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director, the company donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distribution according to the Foundation's program for charitable contributions to medical research, health-related and community service organizations, educational institutions and education-related programs and cultural and civic activities. Individual directors derive no financial benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrue solely to the company.

        Each year the Committee on Directors and Corporate Governance of the Board reviews the company's directors' compensation practices and compares them against the practices of our peer group companies and the largest U.S. companies in market capitalization. The Committee believes the company's total director compensation package continues to be competitive with the compensation offered by other companies and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in the company.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is currently divided into three classes. At the last Annual Meeting, the company's stockholders voted to gradually declassify the Board of Directors, such that at the 2006 Annual Meeting all elected directors will serve for a one-year term. The Board of Directors has nominated three current directors, Peter R. Dolan, Louis V. Gerstner, Jr., and Leif Johansson to serve as directors of the company for a one-year term expiring at the 2005 Annual Meeting. After the election of three directors at the Annual Meeting, the Board of Directors will be composed of ten directors, including seven continuing directors whose terms extend beyond the Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors provides for a lesser number of directors.

        Listed below is certain biographical information of each of the nominees for election followed by information for directors whose terms extend beyond this Annual Meeting, including his or her principal occupation and other business affiliations.

Nominees for Directors for a Term Expiring in 2005

Director since 2000
PETER R. DOLAN

Chairman of the Board and Chief Executive Officer of the company. Mr. Dolan was elected Chairman of the Board in September 2001. Mr. Dolan was elected President of the company in 2000 and Chief Executive Officer in May 2001. He was Senior Vice President for Strategy and Organizational Effectiveness from 1998 to his election as President. He is a Director of the American Express Company, PhRMA, New York Botanical Garden, the National Center on Addiction and Substance Abuse at Columbia University and C-Change, as well as a Member of The Business Council, The Business Round Table and the Board of Trustees of Tufts University. Board Committee: Executive Committee (Chair). Age 48.
Director since 1989 Director of Squibb Corporation from 1986 to 1989
LOUIS V. GERSTNER, JR.

Chairman of the Board of IBM Corporation from 1993 to 2002. He served as Chief Executive Officer of IBM from 1993 until March 2002. Mr. Gerstner has been Chairman of the Carlyle Group since January 2003. Chairman and Chief Executive Officer of RJR Nabisco Holdings Corporation from 1989 to 1993. He is Vice Chairman of the Board of Memorial Sloan-Kettering Cancer Center, a Director of Bessemer Securities Corp. and Bessemer Securities Limited, the Council on Foreign Relations and a Member of the National Academy of Engineering. He is a Trustee of the American Museum of Natural History, a Fellow of the American Academy of Arts and Sciences, and a Member of the U.S. National Academy of Engineering and The Business Council. Board Committees: Committee on Directors and Corporate Governance and Executive Committee. Age 62.

Director since 1998
LEIF JOHANSSON

President of AB Volvo, an automotive company and Chief Executive Officer of The Volvo Group since 1997. He is Chairman of the Board of ACEA, Commercial Vehicles as well as Director of The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries and the Association des Constructeurs Europeens d' Automobiles. He is also a Member of the European Business Round Table of Industrialists. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 52.

Directors whose terms expire in 2005

Director since 1998
VANCE D. COFFMAN

Chairman and Chief Executive Officer since 1998 of Lockheed Martin Corporation, a high technology aerospace and defense company. He is Chairman of the President's National Security Telecommunications Advisory Committee and a Director of the 3M Company, the United Negro College Fund and The Atlantic Council of the United States. He is a Member of the National Academy of Engineering and the Security Affairs Support Association as well as a Fellow in the American Institute of Aeronautics and Astronautics and the American Astronautical Society. He is also a Member of the Aerospace Industries Association, Inc., The Business Round Table, The Business Council, the U.S. Chamber of Commerce and Council on Foreign Relations. Committees: Audit Committee (Chair) and Compensation and Management Development Committee. Age 59.
Director since 1990
ELLEN V. FUTTER

President of the American Museum of Natural History since 1993. President of Barnard College from 1981 to 1993. Ms. Futter is a Director of J.P. Morgan Chase & Co., American International Group, Inc., and Consolidated Edison, Inc., as well as a Trustee of Consolidated Edison Company of New York, Inc., the American Museum of Natural History and a Manager at Memorial Sloan-Kettering Cancer Center. She is a Member of the Council on Foreign Relations, a fellow of the American Academy of Arts and Sciences and a Director of NYC & Co. Ms. Futter is also a Member of the Advisory Board of Yale School of Management. Board Committee: Committee on Directors and Corporate Governance. Age 54.

Director since 1993
LOUIS W. SULLIVAN, M.D.

President of the Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the United States Department of Health and Human Services. Dr. Sullivan is a Director of 3-M Corporation, Georgia-Pacific Corporation, CIGNA Corporation, United Therapeutics Corporation, Equifax Inc., and Henry Schein, Inc. He is a Founder and Chairman of Medical Education for South African Blacks, Inc., a Member of the National Executive Council of the Boy Scouts of America and a Trustee of Africare as well as a Director of the National Center on Addiction and Substance Abuse at Columbia University. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 70.

Directors whose terms expire in 2006

Director since 1986

ROBERT E. ALLEN

Chairman and Chief Executive Officer from 1988 to 1997 of AT&T Corp., a communications and information services company. Mr. Allen is a director of Pepsico, Inc. He is a Director of WhisperWire, Inc., a Member of The Business Council and a Trustee of The Mayo Foundation and Wabash College. Board Committees: Audit Committee, Committee on Directors and Corporate Governance (Chair) and Executive Committee. Age 69.
Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, fastening systems, industrial products and components and financial industries. Mr. Campbell is a Director of Dow Jones and a Member of The Business Council and The Business Round Table as well as a Trustee of Duke University Fuqua School of Business. Board Committees: Audit Committee, Committee on Directors and Corporate Governance and Compensation and Management Development Committee. Age 57.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at the Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation and National Data Corporation. She is a Member of the Scientific Advisory Board of HealthCare Ventures and MannKind Corporation and President of the American Association of Immunologists. She is a Fellow of the American Academy of Arts and Sciences and a Member of the National Academy of Sciences. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 52.
Director since 1976

JAMES D. ROBINSON III

Co-founder and General Partner of RRE Ventures and has served as Chairman of RRE Investors, LLC, private information technology venture investment firms, since 1994. From 1995 to 2003 he served as Chairman of Violy Byorum & Partners Holding, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. He has also served as President and sole stockholder of J. D. Robinson, Inc., a strategic consulting company, since 1993. Mr. Robinson is a Director of Novell, Inc., The Coca-Cola Company and First Data Corporation. Mr. Robinson is a Member of The Business Council, the Council on Foreign Relations and the Committee for Economic Development. He is Honorary Co-Chairman of Memorial Sloan-Kettering Cancer Center and an Honorary Trustee of The Brookings Institution. Board Committees: Compensation and Management Development Committee (Chair) and Executive Committee. Age 68.

COMPENSATION AND BENEFITS

        The company's compensation and benefits programs are designed to enable the company to attract, retain and motivate the best possible employees to operate and manage the company at all levels.

        In general, all U.S.-based employees, except employees covered by certain collective bargaining agreements, receive a base salary, participate in an annual incentive plan, a company-supported savings plan and a company-funded pension plan and are provided with medical and other welfare benefits coverage. Employees outside of the United States are similarly covered by comprehensive compensation and benefits programs.

        In addition, the company maintains specific executive compensation programs designed to provide incentives to reward and retain outstanding executives who bear the responsibility for achieving the challenging business objectives necessary to assure the company's growth position in the highly complex and competitive pharmaceutical and healthcare industries in which it operates. The executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance, gains in productivity and contributions to the company's growth and success.

        In addition to performance against financial, operational and strategic objectives and total stockholder return, which are the key determinants of incentive payments under the company's executive compensation program, the successful Bristol-Myers Squibb executive must also perform effectively in many areas that are not measured specifically by financial or operational results. Performance is also assessed against standards of business conduct and ethics reflecting social values, environmental stewardship and the expectations of the company's key constituencies, including its employees and stockholders, the consumers of its products, suppliers and customers, the communities in which it operates and the countries where it does business. Executives must fully meet these standards of business conduct and ethics as a prerequisite to receiving any incentive payments. The Bristol-Myers Squibb Company Pledge clearly defines the values and behaviors that are expected of every employee in the company, and the performance of the company's executives is appraised in this regard. In 2003 the company instituted a rigorous new performance management system whereby executives are given two ratings, one for results and one for behaviors. The results rating represents the executive's performance against specific financial and operational goals established at the beginning of the year and consistent with the company's strategy. The behaviors rating measures how well the executive demonstrates the core Bristol-Myers Squibb behaviors consistent with the company's mission and pledge. These ratings are key factors in determining the size of an executive's merit increase, bonus and equity awards.

Executive Officer Compensation

        The following tables and notes present the compensation provided by the company to Mr. Peter R. Dolan, Chairman and Chief Executive Officer, as well as the company's four other most highly compensated executive officers, for services rendered to the company in 2001, 2002 and 2003.

Summary Compensation Table

				Long Term Compensation
	Annual Compensation			Awards			Payouts
Name/Title Year	Salary $	Bonus $	Other Annual Compen- sation(1) $	Restricted Stock Awards(2) $	Securities Underlying Options/SARs(3) #		Long Term Incentive Payouts		All Other Compen- sation(4) $
P.R. Dolan Chairman and CEO
2003	$1,100,000	$2,125,000	$—	$2,644,000	550,000		$0	(8)	$49,500
2002	$1,100,000	$0	$—	$0	500,000		$0	(9)	$49,500
2001	$1,033,333	$1,314,922	$—	$1,550,000	446,951	(7)	$226,750	(10)	$46,220
J.B.D. Palmer (5) President, BMS Pharmaceutical Research Institute and CSO
2003	$700,000	$616,322	$348,657	$925,400	135,000		$0		$0
2002	$26,923	$490,000	$—	$3,303,750	250,000		$0		$0
D.J. Hayden, Jr. EVP and President, Americas
2003	$660,875	$648,801	$—	$1,322,000	165,000		$0	(8)	$29,739
2002	$653,535	$0	$—	$0	125,000		$0	(9)	$29,409
2001	$653,535	$622,414	$—	$0	105,165	(7)	$294,775	(10)	$29,387
A.R.J. Bonfield (6) SVP and Chief Financial Officer
2003	$725,000	$554,495	$1,573,980	$925,400	150,000		$0		$25,096
2002	$181,250	$507,500	$986,567	$2,445,000	200,000		$0		$0
J.L. McGoldrick EVP and General Counsel
2003	$719,996	$505,045	$—	$661,000	135,000		$0	(8)	$32,400
2002	$712,000	$0	$—	$0	90,000		$0	(9)	$32,040
2001	$712,000	$521,626	$—	$2,145,000	105,165	(7)	$226,750	(10)	$32,016

(1)
Other Annual Compensation for the named officers was in the form of perquisites. For Dr. Palmer, the cost includes $138,671 for his relocation from North Carolina, $120,424 for tax gross up, and $80,608 for air travel to and from his home in North Carolina prior to his relocation. For Mr. Bonfield, $1,529,248 relates to costs the company incurred in relocating Mr. Bonfield from the United Kingdom. The company paid these costs to its third party relocation vendor in connection with the sale of Mr. Bonfield's home.

(2)
Regular dividends are paid on these shares. On September 10, 2003 each of these executives received a grant with a closing value on the day of grant of $26.44: Mr. Dolan (100,000 shares), Dr. Palmer (35,000 shares), Mr. Hayden (50,000 shares), Mr. Bonfield (35,000 shares), and Mr. McGoldrick (25,000 shares). These shares will vest one third per year on the third, fourth and fifth anniversaries of the grant date. The number and market value of shares of restricted stock held by each of these executives as of December 31, 2003 (based upon the closing market value stock price of $28.60) was: Mr. Dolan 205,165 and $5,867,719; Dr. Palmer 160,000 and $4,576,000; Mr. Hayden 85,055 and $2,432,573; Mr. Bonfield 135,000 and $3,861,000; Mr. McGoldrick 55,000 and $1,573,000. The number of shares has been adjusted, where appropriate, to reflect the spin-off of Zimmer Holdings, Inc. in August 2001.

(3)
The number of securities underlying options/SARs has been adjusted, when appropriate, to reflect the adjustment due to the spin-off of Zimmer Holdings, Inc.

(4)
Consists of matching contributions to the Savings and Investment Program (SIP) and the Benefits Equalization Plan for the SIP as follows: Mr. Dolan ($6,101.69 and $43,398.40); Mr. Hayden ($8,780.49 and $20,958.89); Mr. Bonfield ($7,745.19 and $17,351.00), and Mr. McGoldrick ($8,780.50 and $23,619.38). Dr. Palmer did not participate in these plans in 2003. Dr. Palmer and Mr. Bonfield were not eligible to participate in these plans in 2002.

(5)
Dr. Palmer was appointed President, Pharmaceutical Research Institute and Chief Scientific Officer of the company on December 1, 2002.

(6)
Mr. Bonfield was appointed Senior Vice President and Chief Financial Officer of the company on September 23, 2002.

(7)
A performance-based exercise price threshold must be attained for a portion of the 2001 award to become exercisable.

(8)
A Long-Term Performance award was granted in 2001 which covered the three-year performance period from 2001 through 2003. The award was based on earnings per share growth, sales growth and total stockholder return ranking versus peer companies. The threshold targets were not met resulting in no payout.

(9)
In 2000, stock option awards were granted in lieu of Long-Term Performance Awards for the 2000-2002 cycle.

(10)
A Long-Term Performance award was granted in 1999 which covered the three-year performance period from 1999 through 2001. The payout was based on earnings per share growth and total stockholder return ranking versus peer companies. This award was paid at 90.7% of target.

Option/SAR Grants in the Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(1) (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price(2) ($/Sh)	Expiration Date	Grant Date Present Value(3) ($)
P.R. Dolan	550,000	2.5%	$23.14	March 4, 2013	$2,624,384
J.B.D. Palmer	135,000	0.6%	$23.14	March 4, 2013	$644,167
D.J. Hayden, Jr.	165,000	0.8%	$23.14	March 4, 2013	$787,315
A.R.J. Bonfield	150,000	0.7%	$23.14	March 4, 2013	$715,741
J.L. McGoldrick	135,000	0.6%	$23.14	March 4, 2013	$644,167
All Optionees(4)	21,918,897		$23.19	Various Dates, 2013	$104,810,271

(1)
Individual grants become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. At age 60, all outstanding option grants held more than one year from date of grant fully vest. This provision applies to all BMS employees including those holding options under Teamshare, our broad based global stock option plan. The purpose is to allow employees to diversify holdings in preparation for retirement. For executives, the share retention guidelines described on page 22 still apply.

(2)
All options were made at 100% of Fair Market Value as of the date of the grant.

(3)
In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the company's stock price. The Black-Scholes Ratio of .2062 was determined using the following assumptions: a volatility of 29.64%, an average dividend yield of 4.04%, a risk free interest rate of 3.52%, a 7 year option term and a 3% annual risk of forfeiture.

(4)
Information includes TeamShare grants. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $21.27 to $26.75, reflecting the Fair Market Value of the stock on the date of the option grants.

Aggregated Option/SAR Exercises in the Last Fiscal Year
and Fiscal Year-End Option/SAR Values(1)

						Value of Unexercised "In The Money" Options/SARs At Fiscal Year-End ($)(2)
				Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)
	Shares Acquired On Exercise (#)
			Annualized Value Realized ($)
Name		Value Realized ($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
P.R. Dolan	0	$0	$0	625,890	1,495,740	$364,492	$3,003,000
J.B.D. Palmer	0	$0	$0	62,500	322,500	$130,625	$1,128,975
D.J. Hayden, Jr.	0	$0	$0	467,288	542,040	$588,081	$900,900
A.R.J. Bonfield	0	$0	$0	50,000	300,000	$220,750	$1,481,250
J.L. McGoldrick	0	$0	$0	927,112	350,589	$3,959,481	$737,100

(1)
All options were granted at 100% of Fair Market Value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the company withhold shares otherwise issuable under the option with a Fair Market Value equal to such obligations subject to statutory and regulatory requirements.

(2)
Calculated based upon the December 31, 2003 Fair Market Value share price of $28.60.

Long-Term Incentive Plan Awards in the Last Fiscal Year

			Estimated Future Payouts Under Long-Term Incentive Plan (2)
Name	Number of Shares Awarded (1)	Other Period Until Maturation or Payout
			Threshold	Target	Maximum
P.R. Dolan	64,200	Three-Year Period Ending in 2005	24,557	64,200	162,426
J.B.D. Palmer	15,800	Three-Year Period Ending in 2005	6,044	15,800	39,974
D.J. Hayden, Jr.	17,500	Three-Year Period Ending in 2005	6,694	17,500	44,275
A.R.J. Bonfield	15,800	Three-Year Period Ending in 2005	6,044	15,800	39,974
J.L. McGoldrick	15,800	Three-Year Period Ending in 2005	6,044	15,800	39,974

(1)
The number of shares represents the targeted award amount payable in the beginning of 2006 if earned for the fiscal years 2003-2005.

(2)
Payouts under the Long-term Incentive Plan will be based one-half on growth in sales and one-half on growth in earnings per share over the three-year period with Total Stockholder Return versus the peer group companies being used as a modifier. Threshold, target and maximum payouts are expressed as a number of shares. Target awards will be paid if the targeted sales and earnings per share growth are achieved and total stockholder return is at the median of the peer group included in the performance graph on page 24. Threshold performance will result in a payout of 45% of target on the measures of earnings per share growth and sales growth. At threshold performance the multiplier based on relative stockholder return will be 85%. Performance below threshold level will result in no payout. Maximum performance will result in a payout of 220% of target on the measures of earnings per share growth and sales growth. At maximum performance the multiplier based on relative stockholder return will be 115%. Performance above the maximum level will result in the maximum payout shown above.

Compensation and Management Development Committee Report on Executive Compensation

        The Compensation and Management Development Committee is responsible for administering the compensation program for executive officers and certain other senior management of the company. The Committee is composed exclusively of independent directors as defined by the Securities and Exchange Commission's rules. The members of the Committee are neither employees nor former employees of the company nor are they eligible to participate in any of the company's executive compensation programs. Additionally, they meet the definition of an outside director for purposes of administering compensation programs to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.

        The company's executive compensation program is based upon a pay-for-performance philosophy. In implementing this philosophy, the Committee considers performance against financial objectives, total stockholder return, operational objectives consistent with the company's strategy as well as the executive's demonstration of the values and behaviors defined in the Bristol-Myers Squibb Company Pledge. It is the desire of the Committee that the executive compensation policy is transparent to the stockholders and the alignment of the policy with the creation of long-term stockholder value is apparent.

        Under the company's program, an executive's compensation consists of three components: base salary, annual incentive (bonus) payment and long-term incentives (which may include cash-based awards, stock-based awards and/or stock options). In 2003 the company instituted a new performance management system whereby each executive is measured on their performance against financial and operational objectives consistent with the company's strategy as well as whether the executive demonstrates behaviors consistent with the company's pledge. These ratings are key determinants of the amount of an individual executive's merit increase, bonus and long-term incentives.

        A goal of the company's executive compensation program is to provide overall compensation, when targeted levels of performance are achieved, which is at the median of pay practices of a peer group of eleven large industry competitors. The corporations that comprise the peer group are Abbott Laboratories, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis, Pfizer, Inc., Schering-Plough Corporation and Wyeth.

        At the time the Committee makes executive compensation decisions, the Committee reviews individual performance and company performance versus that of the peer companies. When 2003 compensation decisions were made, the Committee also reviewed detailed data concerning the levels of executive pay among the peer group of companies as well as against certain large general industry companies. This data included analyses provided by the Committee's independent compensation consultant, Mercer Human Resource Consulting.

        The executive compensation program is designed to provide value to the executive based on the extent to which individual performance, company performance versus budgeted financial targets, company longer-term financial performance and total return to stockholders (including share price appreciation and reinvested dividends) meet, exceed or fall short of expectations. Under this program design, incentive payments can exceed target levels only if expectations are exceeded. The Committee believes that the program it has adopted, with its emphasis on long-term compensation, serves to focus the efforts of the company's executives on the attainment of a sustained high rate of company growth and profitability for the benefit of the company and its long-term stockholders. The Committee also believes that the newly instituted performance management system assists in ensuring that each executive's financial and operational objectives are aligned with the company's strategy and that each executive's compensation awards are appropriately linked to the impact that executive has on driving the strategy forward.

        Base Salary—An executive's base salary is determined by an assessment of her/his sustained performance against her/his individual job responsibilities including, where appropriate, the impact of such performance on the business results of the company, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive's demonstration of the values and behaviors outlined in the Bristol-Myers Squibb Company Pledge. In addition, the results and behaviors ratings under the performance management system are key determinants of the size of the executive's merit increase, if any.

        Annual Incentives—Payments under the company's annual incentive plan, the Performance Incentive Plan, are tied to the company's level of achievement of annual operating pretax earnings targets, thereby establishing a direct link between executive pay and company financial performance. Annual operating pretax earnings goals for the overall company and each operating group are based upon the budgets for the company as reviewed by the Board of Directors. An individual executive's annual incentive opportunity is a percentage of her/his salary determined by the executive's job level. If annual pretax earnings targets are not met, no payments will be made. The Committee also considers each executive's performance against his or her financial and operational objectives established at the beginning of the year as well as demonstration of behaviors consistent with the company's pledge in determining each executive's individual bonus.

        For 2003 awards, operating pretax earnings targets were established at levels that the Board felt reflected the challenging expectations management had for the performance of the business. As a whole, the company exceeded its pretax earnings goal. In addition, the Committee utilized its negative discretion under Section 162(m) of the Internal Revenue Code to ensure that individual bonuses paid were in alignment with each executive's performance in carrying out the new strategy.

        Long-Term Incentives—In consultation with Mercer Human Resource Consulting, the Committee revised the executive long-term incentive program.

2003 Design

        In 2003, the new program design places less emphasis on stock option value and greater emphasis on the company's long-term performance award plan. These changes serve to strengthen the alignment of the long-term incentive program with the company's business strategy and with long-term stockholder value.

        Additionally, the Committee established clawback provisions relating to stock option, restricted stock and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to the company's interests will forfeit any outstanding awards and will have to return any gains realized in the prior twelve months. These provisions serve to protect the company's intellectual property and human capital, and help ensure that executives act in the best interest of the company and its stockholders.

        Stock Options:    Stock option value generally represents 75% of the 2003 long-term program design compared to 90% in 2002. The options will vest 25% per year over four years.

        Long-term Performance Award Plan:    The long-term performance award plan generally represents 25% of the 2003 long-term program design compared to 10% in 2002. This plan, which is delivered in the form of a target number of performance shares, has a three-year cycle. For 2003-2005, the awards will be based 50% on EPS growth, 50% on sales growth, with the ultimate payout modified by the company's total stockholder return versus the eleven companies in its proxy peer group. If threshold targets are not met for the performance period, no payment will be made under the long-term performance award plan as was the case for the 2001-2003 performance period.

2004 Design

        In 2004, the Committee plans to reduce the weight of stock options even further, while still maintaining them as an important component of the long-term incentive program, such that option value will represent approximately 40%-50% of the long-term program design compared with 75% in 2003. The long-term performance award plan will represent 25%-35% of the long-term program design. In 2004, the Committee will also introduce restricted stock as part of the long-term program design, representing approximately 25% of the total long-term incentive mix.

        In addition, to further enhance the link between executive pay and the company's performance against its business strategy, the size of each executive's stock option and restricted stock award will be determined in large part based on the Committee's assessment of the executive's performance against objectives that drive the company's business strategy and demonstration of behaviors consistent with the company's pledge under the new performance management system. The Committee believes this shift to a more balanced mix of long-term incentives, with a greater emphasis on performance shares and other full-share awards, will better align the compensation of senior executives with the creation of long-term stockholder value. The restricted stock awards granted in 2003 were not part of the long-term program design. These awards were granted to make appropriate competitive adjustments after reviewing the market analysis provided by the Committee's independent compensation consultant.

        Share Retention Guidelines—In order to preserve the linkage between the interests of executives and those of stockholders, executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. The company continues to maintain long-standing share ownership expectations for its executives to meet through the exercise of stock option awards. These share ownership guidelines are more stringent than most of the company's peers. Under these guidelines, the chief executive officer must hold shares with a value of 8 times his base salary prior to selling any of the net shares obtained upon exercise. The other named executive officers must hold shares with a value of 5 times their base salary prior to selling any of the net shares obtained upon exercise. Even after these ownership thresholds are satisfied, executives must retain 25% of all net shares obtained as a result of subsequent option exercises. These same share retention guidelines apply to restricted stock awards. The chief executive officer and other named executive officers may not sell any of the net shares of stock obtained upon vesting until the ownership thresholds above are satisfied. Thereafter, the executive must still retain 25% of the net shares obtained when a restricted stock award vests. The Committee believes these retention requirements are an important tool in aligning the interests of the company's executives with the long-term interests of the company's stockholders.

        Policy Against Repricing Stock Options—The Committee has always maintained a firm policy against repricing stock options. The Committee believes this is a critical element in maintaining the integrity of its equity compensation program and ensuring alignment of senior executives' interests with the interests of our stockholders. The policy is posted on the company's website at www.bms.com.

Chief Executive Officer Compensation

        The compensation for Mr. Dolan results from his participation in the same compensation programs as the other executives of the company. The Committee applied the principles outlined above in establishing Mr. Dolan's compensation, in the same manner as they were applied to the other executives of the company.

        Mr. Dolan did not receive an increase to base salary in 2003.

        Mr. Dolan's annual bonus payment for 2003 was 114% of target. The Committee considered a number of factors to determine Mr. Dolan's bonus payment including that the company exceeded its operating pre-tax earnings goal and that, emerging from a difficult performance in 2002, the company's total stockholder return, including dividends, was nearly 30%—the highest among U.S.-based pharmaceutical companies. The Committee also considered Mr. Dolan's performance against strategic and operational objectives including his demonstrated leadership in evolving the company culture to one that achieves the highest performance with the highest integrity.

        The majority of Mr. Dolan's compensation is comprised of long-term incentives tied directly to stockholder value. In 2003, 11% of Mr. Dolan's compensation was in the form of base salary, 21% was in the form of annual incentive and 68% was in the form of equity based incentives (comprised of stock options, restricted stock and target long-term performance awards).

        Effective March 4, 2003, Mr. Dolan received an option award of 550,000 shares. The option award has an exercise price of $23.14 and a Black-Scholes value of $2,624,384, representing a 63% decrease from the value of his 2002 option award.

        Mr. Dolan participates in the company's long-term incentive plan. As with other executives, Mr. Dolan did not receive a payout on the 2001-2003 plan, as the goals necessary for payment were not met. The measures for the 2001-2003 plan were equally weighted as follows: one-third EPS growth, one-third sales growth, and one-third relative total stockholder return compared to the company's proxy peer group. For the 2003-2005 plan, the Committee set a target of 64,200 performance shares for Mr. Dolan based on an overall analysis of competitive long-term incentive opportunities at the proxy peer group companies along with the Committee's desire to place a greater portion of total long-term incentives in the form of performance shares. Mr. Dolan will only receive the targeted number of shares if the company meets the earnings per share growth and sales growth targets approved by the Committee and the company achieves total stockholder returns which places it at the median of its peer group for the three-year period.

        Effective September 10, 2003, Mr. Dolan received a restricted stock award of 100,000 shares with a value at grant of $2,644,000. The Committee granted this award based on Mr. Dolan's performance over the prior twelve months, which included the successful launch of two key products, Abilify and Reyataz, as well as the strategic positioning of Erbitux for FDA approval, which ultimately occurred on February 12, 2004. This award was also granted to make a competitive adjustment after the Committee reviewed the market analysis provided by the Committee's independent compensation consultant. Inclusive of this restricted stock award, Mr. Dolan's total direct compensation (base, target bonus, Black-Scholes value of options, restricted stock and target long-term performance award) is positioned within the bottom quartile of the company's U.S. proxy peer group.

Mercer's Role

        The Committee retained an independent compensation consultant, Mercer Human Resource Consulting in October 2002. Mercer reports directly to the Committee and has provided important assistance to the Committee in evaluating its executive compensation policy and program and redesigning and enhancing elements of the program where appropriate. The Committee continues to work with Mercer in carrying out its responsibilities of ensuring an executive compensation policy and program which is transparent to, and in the interests of, the company's long-term stockholders.

Deductibility of Compensation over $1 Million

        Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company's five highest paid officers. Based on the regulations issued by the Internal Revenue Service to implement the Act, the company has taken the necessary actions to ensure the deductibility of payments under the annual incentive plan, option and performance share plans. The company will continue to take the necessary actions to maintain the deductibility of payments under these plans.

Compensation and Management Development Committee

    James D. Robinson III, Chair
    Lewis B. Campbell
    Vance D. Coffman
    Louis W. Sullivan, M.D.

Performance Graph

        The following graph compares the performance of the company for the periods indicated with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of a group consisting of the company's peer corporations on a line-of-business basis. As previously noted, the corporations making up the peer companies group are Abbott Laboratories, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis, Pfizer, Inc., Schering-Plough Corporation and Wyeth.

        Total return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods. The company measures its performance for compensation purposes against the performance of this peer companies group. The company measured its performance against this same group in the 2003 Proxy Statement with the exception of Pharmacia Corporation which was removed from the group this year due to its acquisition by Pfizer in 2003.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

        Assumes $100 invested on 12/31/98 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming dividends are reinvested.

Ending of Year	1998	1999	2000	2001	2002	2003
Bristol-Myers Squibb	100	97.18	113.90	84.04	40.14	51.74
S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18
Peer Group	100	84.44	112.13	98.02	80.74	91.55

Pension Benefits

        The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

PENSION PLAN TABLE

	Years of Service
Remuneration
	15	20	25	30	35	40
$ 500,000	$150,000	$200,000	$250,000	$300,000	$350,000	$400,000
1,000,000	300,000	400,000	500,000	600,000	700,000	800,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,400,000	1,600,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000	2,000,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000	2,400,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000	2,450,000	2,800,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000	2,800,000	3,200,000
4,500,000	1,350,000	1,800,000	2,250,000	2,700,000	3,150,000	3,600,000
5,000,000	1,500,000	2,000,000	2,500,000	3,000,000	3,500,000	4,000,000

        Pension benefits are determined by final average annual compensation where annual compensation is the sum of the amounts shown in the columns labeled Salary and Bonus in the Summary Compensation Table. Benefit amounts shown are straight-life annuities before the deduction for Social Security benefits. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: P.R. Dolan—16 years; J.L. McGoldrick—9 years; J.B.D. Palmer—1 year; D. J. Hayden, Jr.—23 years; A.R.J. Bonfield—1 year.

Change in Control Arrangements

        The company has entered into change-in-control agreements with certain executives. The agreements are intended to provide for continuity of management in the event of a change in control of the company. By their terms, the agreements were in effect through December 31, 2002, and have been and will continue to be automatically extended, beginning on January 1, 2003, in one-year increments, unless either the company or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

        The agreements provide that executive officers could be entitled to certain severance benefits following a change in control of the company and termination of employment. Under each agreement, a change in control would include any of the following events: (i) any person, as defined in the Securities and Exchange Act of 1934, as amended, acquires 20% or more of the combined voting power of the company's then outstanding securities; (ii) a majority of the company's directors are replaced during a two-year period; or (iii) the stockholders approve a merger or consolidation of the company or approve a plan of complete liquidation of the company.

        Upon the executive's termination following a change in control, unless such termination is: (1) by the company for cause (as defined in the agreement); (2) by reason of death; or (3) by the executive without good reason (as defined in the agreement), the covered executive would be entitled to a lump sum severance payment equal to three times the sum of the executive's base salary and target bonus under the Performance Incentive Plan. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year.

        Further, all outstanding stock options granted to the executive officer would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. All unvested matching contributions in the company Savings Plan would also vest. The executive officer would receive a cash amount for the additional benefit to which the executive officer would have been entitled had he or she been fully vested and credited three additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. Additionally, if the executive officer is under 55 years of age and/or has fewer than 10 years of service at the time of termination, he or she would receive payment of pension benefits in such form of distribution available under the pension plan, and otherwise would be treated under such pension plan as if the executive were 55 with at least ten years of service. For a three-year period after the date of termination, the executive officer would receive life and health insurance benefits and perquisites substantially similar to those that the executive is receiving immediately prior to the notice of termination. Thereafter, the executive officer will be eligible to participate in the company's retiree medical and dental plans.

        In the event that any payments made to an executive officer in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments by the Internal Revenue Code, the company will gross up the executive officer's compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.

        In consideration for receiving one of these agreements, each executive officer signed an agreement not to work for any competitor of the company for a period of one year following termination.

Certain Relationships and Related Transactions

        The company's Bylaws provide that, to the extent permitted by law, the company shall indemnify current and former directors and officers for expenses incurred or paid as a result of certain claims brought against them, or to which they are a party or otherwise, by reason of their current or prior services for the company and its subsidiaries. The Bylaws further allow the company to advance payment of such expenses prior to final disposition of a claim upon the condition that the director or officer undertake to repay any such advanced amounts to the company should it be ultimately determined that the director or officer was not entitled to indemnification by the company.

        Accordingly, pursuant to the Bylaws described above, the company entered into agreements with each of Peter R. Dolan, Donald J. Hayden and Harrison M. Bains, under the terms and conditions described above, in connection with the previously disclosed private lawsuits and government investigations relating to U.S. wholesaler inventory and certain accounting matters. The lawsuits and investigations are further described in the company's 2003 Annual Report on Form 10-K. Pursuant to these agreements, the company advanced payments to each of Mr. Dolan, Mr. Hayden and Mr. Bains in the amount of $380,324, $374,785 and $106,697, respectively, for legal fees incurred from January 1, 2003 through to December 31, 2003. The company expects to make additional advances in connection with the matters noted above.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of PricewaterhouseCoopers LLP as the company's independent auditors for the year 2004, subject to ratification by the stockholders.

        Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

        In the event the stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to select another independent accounting firm. It is understood that even if the selection is ratified, the Board of Directors and the Audit Committee at their discretion, may direct the appointment of new independent auditors at any time during the year if the Board of Directors feels that such a change would be in the best interests of the company and its stockholders.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the company's independent auditors for 2004.

Audit and Non-Audit Fees

        The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP (PwC) for the audit of the company's annual financial statements for the years ended December 31, 2002, and December 31, 2003, and fees billed for other services rendered by PwC during those periods.

	2003	2002
	(in millions)
Audit	$8.16	$10.80
Audit Related	4.18	0.60
Tax	5.14	6.00
All Other	.04	5.60

Total	$17.52	$23.00

        Audit fees for 2003 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the company, including the restatement of previously issued financial statements, statutory and subsidiary audits, timely reviews of quarterly financial statements, divestiture audits, consents, income tax provision procedures, issuance of comfort letters, and assistance with review of documents filed with the SEC, including the amendment to previously issued filings.

        Audit Related fees for 2003 and 2002 were primarily for assurance services including employee benefit plan audits, due diligence related to acquisitions, accounting consultations in connection with acquisitions, internal control reviews and assistance with internal control reporting requirements, excluding those that are part of the financial statement audit, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax fees for 2003 and 2002 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding projects) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

        All Other fees for 2002 related primarily to a management consulting project that was completed in early 2002.

Pre-Approval Policy for Services by Independent Auditors

        The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors consistent with applicable SEC rules. The independent auditors are prohibited from performing any management consulting projects, including tax planning or tax consulting projects. Under the policy, prior to the engagement of the independent auditors for the next year's audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee receives periodic reports from management and PwC on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

        Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The company's independent auditors are responsible for performing an audit of the company's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for overseeing and monitoring the company's accounting and auditing process on behalf of the Board of Directors.

        As part of its oversight of the company's financial statements, the Audit Committee reviews and discusses with both management and the independent auditors all annual and quarterly financial statements prior to their issuance. Management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, "Communications with Audit Committees" in the case of annual statements and Statement of Auditing Standards No. 100, "Interim Financial Information" in the case of quarterly statements, as currently in effect.

        In addition, the Audit Committee has received the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the independent auditors their independence from the company and its management. The Audit Committee has also determined that the independent auditors' provision of non-audit services in 2003 was compatible with and did not impair the auditors' independence.

        The Audit Committee has discussed with the company's internal auditors and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and the independent auditors, with and without management present to discuss the results of their examinations, the evaluations of the company's internal controls, and the overall quality of the company's financial reporting. In addition, in 2003 the Audit Committee continued to work actively with management, the independent auditors and outside advisors to review and oversee the steps taken to strengthen the effectiveness of the company's internal and disclosure control processes and procedures. The company identified the accounting adjustments related to prior periods reflected in the current restatement largely as a result of these actions. The Audit Committee will continue to oversee and monitor the company's ongoing efforts to enhance financial controls and reporting.

        Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2003 be included in the company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the company's independent auditors.

        The members of the Audit Committee have also confirmed there have been no new circumstances or developments since their respective appointments to the Committee that would impair any member's ability to act independently.

The Audit Committee

    Vance D. Coffman, Chair
    Robert E. Allen
    Lewis B. Campbell
    Laurie H. Glimcher, M.D.
    Leif Johansson
    Louis W. Sullivan, M.D.

PROPOSAL 3—STOCKHOLDER PROPOSAL RELATING TO PUBLICATION OF POLITICAL CONTRIBUTIONS

        Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who holds of record 480 shares of Common Stock, has informed the company that she intends to present to the meeting the following resolution:

  RESOLVED: "That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And if no such disbursements were made, to have that fact publicized in the same manner."

  REASONS: "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

  "If you AGREE, please mark your proxy FOR this resolution."

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors strongly believes that the disclosures currently being made by the company and the company's employee political action committee (EPAC), as well as by the recipients of political contributions are adequate and that any additional disclosures would serve no useful purpose for the company's stockholders.

        The company complies with all federal and state laws and regulations governing the permissibility and reporting of political contributions. The company does not use corporate funds to make political contributions in connection with federal elections. On a very limited basis, some corporate funds have been used to support state and/or local candidates, state party committees and the Host Committees for the National Party Conventions. Information about the company's contributions to candidates, political committees, party committees and political organizations is publicly available, and most of the data is available on the Internet.

        As authorized by federal law, the company sponsors an employee political action committee (EPAC), supported solely by voluntary contributions from employees, that makes political contributions to federal, state and local candidates and committees. The EPAC files publicly available reports with the Federal Election Commission and certain state election authorities, detailing its receipts and disbursements. EPAC contributions are also reported to members of EPAC. In all cases, these contributions are reported by the recipient to the applicable election authority and are a matter of public record. The Board believes that requiring the company to spend money purchasing advertising space and compiling information that is already available to the public would not be a productive use of company funds.

        The proposal would impose additional reporting requirements for the company and not for competitors or other participants in the political process. The Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with no associated benefit to stockholders, and therefore, is not in the best interest of the company or its stockholders.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 4—STOCKHOLDER PROPOSAL RELATING TO PROHIBITION OF POLITICAL CONTRIBUTIONS

        Mr. Jerry D. Gorman, 54 Shore Road, Waterford, CT 06385, who holds of record 3600 shares of Common Stock, has informed the company that he intends to present to the meeting the following resolution:

  RESOLVED: "Bristol-Meyers (sic) Squibb will implement a new policy which will prohibit the contribution of any company monies, goods or any other type of financial largess to any political party and/or individual seeking any elective office. This formal company policy would apply to candidates for local, state or federal office. Company employees can continue to contribute their own monies, goods, etc. as this new policy is applicable to Bristol-Meyers (sic) monies."

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors strongly believes that it is in the best interests of the company and its stockholders that the company be an active and effective participant in the political process. As a global pharmaceutical company, we are subject to significant federal, state and local laws and regulations. Critical to our success is our ability, within this complex and evolving regulatory environment, to deliver our existing products and products in development for the benefit of our customers consistent with our mission to extend and enhance human life.

        The company complies with all applicable federal, state and local laws concerning political contributions. Federal law prohibits the company from making direct or indirect contributions to candidates or political parties at the federal level, and many states' laws regulate and limit such activities at the state level. The company is also fully committed to complying with campaign finance and lobbying laws that may be enacted.

        The Board believes it is in the best interest of the company's stockholders to support the legislative process by contributing prudently to state and local candidates and political organizations when such contributions are permitted by federal, state and local laws. Generally, contributions are made to office holders and candidates whose views on industry specific issues are consistent with the company's long-term legislative and regulatory goals or to those who represent the communities served by the company and its subsidiaries.

        The proposal would prohibit the company's participation in various legal activities that are routinely engaged in by pharmaceutical companies, thereby placing the company at a competitive disadvantage. The Board believes that contributions made in accordance with applicable law best serve the interests of the company and its stockholders.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 5—STOCKHOLDER PROPOSAL RELATING TO SEPARATION OF CHAIRMAN AND CEO POSITIONS

        Mr. Dundas I. Flaherty, 3749 Malibu Vista Drive, Malibu, CA 90265, on behalf of the Flaherty-Kulli Trust, owner of 83,880 shares of Common Stock has informed the company that he intends to present to the meeting the following resolution:

  Resolved: The shareholders of Bristol-Myers Squibb ("BMS") urge the Board of Directors (the "Board") to amend the bylaws to require that an independent director who has not served as chief executive officer of the Company shall serve as chairman of the Board.

Supporting Statement

  As shareholders, we believe that the Board's performance is best judged by BMS's performance and that neither the company nor the Board has served shareholders' interest satisfactorily. In short, we agree with the view expressed in the BMS Annual Report for 2002 that "our overall results and performance were unacceptable."

        Company performance has been disappointing. Specifically:

  •
  R&D and in-licensing have failed to generate enough new medicines to replace products going off patent and keep sales growing at a healthy rate. BMS spent over $18 billion on R&D since 1990 without creating any outstanding commercial product (such as a Prozac, Lipitor or Zocor).

  •
  Despite the BMS Pledge, BMS's practices have 1) attracted legal challenges, including actions by state authorities alleging abuses designed to preserve patent protection, investigations by the Justice Department and the SEC, and private lawsuits; 2) cost $670 million in settlement payments so far; and 3) required restatement to correct financial reporting of results of operations for five years.

  •
  Financial results have deteriorated from the company's history of excellent growth. Sales growth has slowed to a single-digit rate annually, and even that may be in danger. According to financial analysts, earnings per share for 2003 are expected to be about the same as the restated $1.69 reported for 1999, with single digit growth, or worse, ahead. BMS's Standard & Poors bond ratings have been cut by four increments from AAA in 2002 to AA-.

        The Board itself faces challenges in the near future. Three of the nine independent directors are approaching mandatory retirement age, including two of the four-member Executive Committee. It will be no small task to recruit replacement directors who bring strength in areas where we believe that the company's performance has been weakest, notably R&D. An independent chairman with the right strengths can help the Committee on Directors and Corporate Governance to repopulate the Board effectively. Also, as James E. Heard, CEO, Institutional Shareholder Services, has noted, separating the chairman and CEO roles has the advantage of enabling the CEO to focus fully on running the company.

        The case for keeping BMS's governance arrangements as they are rests on the premise that these arrangements have worked well. We believe that the facts are otherwise, and that BMS's governance has fallen short of the standard shareholders deserve and enjoyed for many years.

        At last year's annual meeting, 40% of the shares voted were cast in favor of this proposal. We continue to believe that this step is needed.

        Please vote FOR this proposal.

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors, which includes nine independent, non-management directors among its ten members, believes that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person, except in unusual circumstances such as transition in leadership. The Board believes that currently it is in the best interest of the company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board may separate these positions in the future should circumstances change.

        The Board believes it is important that it has the discretion to act in the best interests of stockholders at any point in time. The proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

        The Board believes its independence is not compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of the company. The independent Board members meet on at least a quarterly basis in executive session that are led by the Chair of the Committee on Directors and Corporate Governance, who is an independent director. The insight and advice that each independent director provides to the company would not change if he or she served as non-executive Chairman of the Board.

        The Board is committed to high standards of corporate governance and has adopted Corporate Governance Guidelines that are posted on the company's website. These guidelines were designed in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all independent Board members. The evaluation is used by the Compensation and Management Development Committee as a basis to recommend the compensation of the CEO, which is approved by all independent Board members. In addition, the Compensation and Management Development Committee, the Audit Committee and the Committee on Directors and Corporate Governance are composed entirely of independent directors. Each of these committees' charters provide that the committee may seek the counsel of independent advisors. Currently, both the Compensation and Management Development Committee and the Audit Committee have independent advisors.

        The Investor Responsibility Research Center reports that a large majority of the S&P 500 companies have a single person serve as both the Chairman and CEO. Specifically, none of our U.S. peer companies have a separate Chairman and CEO. The Board believes that the company's corporate governance structure, with its emphasis on independence, makes it unnecessary to have an absolute requirement that the Chairman of the Board be an independent director. The Board further believes that adopting such a rule would only serve to place limits on the Board's ability to select the director it believes best suited to serve as Chairman of the Board.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 6—STOCKHOLDER PROPOSAL RELATING TO HIV/AIDS-TB-MALARIA

        The Detroit Province of the Society of Jesus, 7303 West Seven Mile Road, Detroit, MI 48221-2121, and 20 proponents, whose names, addresses and stockholdings will be furnished by the company promptly upon receiving an oral or written request from a stockholder addressed to the Secretary of the company, have informed the company that they intend to present to the meeting the following resolution:

  Bristol-Meyers (sic) Squibb

  Whereas:

  Investors have an interest in how our company balances long-term issues with shorter term performance;

  One long-term factor relevant to our company is the public health crisis confronting emerging markets and its implications for the future sustainability to our company's sector's current business model;

  There are more than 42 million people worldwide currently living with HIV/AIDS, over 95% of whom live in the developing world;

  Effective treatments for HIV/AIDS exist, but only 4% of those who need treatment have access to it;

  According to UNAIDS, the HIV/AIDS pandemic is "creating or aggravating poverty among millions of people, eroding human capital, weakening government institutions and threatening business activities and investment.";

  Business leaders at the 2002 World Economic Forum committed themselves to the fight against AIDS as a business priority;

  In a report for the UN Conference on Financing for Development, UNAIDS states: "Increasing illness and death of large numbers of productive members of society will reduce overall production and consumption.";

  Core Ratings, a subsidiary of Fitch Ratings, first recognized as a nationally recognized statistical rating organization (NRSRO) by the SEC in 1975, has found that found that (sic) our company's disclosure in terms of R&D and support for access programmes is better than most of its peers, but it "does not have formal policies in place covering these issues. .. [While our company] stated that it was committed to providing drugs to fight HIV/AIDS at affordable prices in the developing world, [it] has yet to publish formal policies or targets to do so." (Philanthropy or Good Business? Emerging Market Issues for the Global Pharmaceutical Industry, Core Ratings, May 2003);

  The final agreement on the World Trade Organization negotiations over paragraph 6 of the Doha Declaration related to easing access to essential medicines in developing countries has several riders. These riders place new regulatory burdens and additional uncertainty on countries and companies importing and exporting generic essential medicines;

  The World Bank reports that in southern Africa and other affected regions "a complete economic collapse will occur" unless there is a response to the HIV/AIDS pandemic. Even "a delay in responding to the outbreak of the epidemic, however, can lead to collapse." (The Long-run Economic Costs of AIDS, June 2003, The World Bank).

  RESOLVED: Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company's business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2004 annual meeting. This report developed at reasonable costs and omitting propriety information, will identify the impacts of these pandemics on the company.

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors believes that the proposal is unnecessary because the company has been and remains a leader among global pharmaceutical companies in addressing the HIV/AIDS pandemic in Africa. The company does not make, and has no plans to make, tuberculosis or malaria drugs.

        The company is well aware of the devastating effects of HIV/AIDS and its potential impact on the company's strategy as demonstrated by our many leading edge programs and initiatives to address the pandemic. In 1999, the company launched the SECURE THE FUTURE® program, a multi-year $115 million initiative to support projects that help women and children affected and infected by HIV/AIDS. To date this initiative, which is the first and largest corporate commitment of its kind, has approved grants totaling $96 million to more than 150 programs in nine countries in southern and western Africa. As recently as December 2003, the company committed to fund a second center to care for children with HIV/AIDS in Africa. The company's goal is to develop sustainable models in resource-limited settings for community outreach and education as well as medical research and care.

        The company is a founding partner of the Accelerating Access Initiative (AAI), an unprecedented public/private collaboration established in May 2000 to help increase access to HIV/AIDS care and treatment in the developing world. Under the initiative, the company has worked closely with UN agencies and with governments and other partners, in developing and implementing national plans to expand access to sustainable prevention, care and treatment of HIV/AIDS.

        Despite the successes to date achieved by these and other best collective efforts, the company recognizes not enough has been done to solve the AIDS crisis. Consistent with the company's pledge to extend and enhance human lives, the company will continue to explore opportunities to make a meaningful difference.

        The company has clearly reviewed and is aware of the economic effects of HIV/AIDS on its strategy. The company already reports extensively to employees, major stakeholders and other constituents, as well as the trade and mainstream media, on our global access and SECURE THE FUTURE® programs. The Board believes that adoption of the proposal would not serve stockholder interests and would be an ineffective use of stockholder funds.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 7—STOCKHOLDER PROPOSAL RELATING TO DIRECTOR VOTE THRESHOLD

        The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of approximately 32,700 shares of Common Stock has informed the company that it intends to present to the meeting the following resolution:

  Resolved: That the shareholders of Bristol-Myers Squibb Company ("Company") hereby request that the board of directors initiate the appropriate process to amend the Company's governance documents (certificates of incorporation or bylaws) to provide that nominees standing for election to the board of directors must receive the vote of a majority of the shares entitled to vote at an annual meeting of shareholders in order to be elected or re-elected to the board of directors.

  Supporting Statement: Our Company is incorporated in the state of Delaware. Delaware corporate law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business. (8 Del. C. 1953, Section 216—Quorum and required vote for stock corporations). Further, the law provides that in the absence of any such specification in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors." Our Company presently does not specify a vote requirement other than a plurality for the election of directors, so Company directors are elected by a plurality of the vote.

  We feel that it is appropriate and timely for the board to initiate a change in the threshold vote required for a nominee to be elected to the board of directors. While the governance change proposed would entail a vote of the shareholders, the board of directors is positioned to initiate the amendment process. We believe that in order to make corporate director elections more meaningful at our Company, directors should have to receive the vote of a majority of the shares entitled to be voted in a director election. Under the present system, a director can be re-elected even if a substantial majority of the votes cast is withheld from that director. For example, if there are 100 million votes represented at a meeting and eligible to be cast and 90 million of these votes are withheld from a given candidate, he or she would still be elected with a plurality of the vote despite the fact that 90% of the votes cast withheld support for that nominee's election to the board. We believe that a director candidate that does not receive a majority of the vote cast should not be seated as a director.

  It is our contention that the proposed majority vote standard for corporate board elections is a fair and reasonable standard and adoption of such a standard will strengthen the corporate governance processes at our Company. We urge your support of this important governance reform.

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors believes that active stockholder participation in the election of directors is important to the company and to effective corporate governance. In 2003, upon the Board's recommendation, the stockholders declassified the Board such that by 2006 each and every director will be subject to stockholder consideration on an annual basis. It is equally important, however, to ensure that the mechanisms through which stockholders participate are those that best serve the interests of the company and its stockholders.

        The Board believes that a majority voting system proposed by the proponent presents complex legal and practical issues that the proposal does not address. For example, a majority voting system could bring about instability in the company by causing Board vacancies. Such a system could additionally deter the most qualified individuals from agreeing to serve as director nominees.

        The Board also believes that implementation of the proposal at this time would be premature and, upon further consideration and analysis, could prove unworkable. The proposal is premature because the SEC has already proposed new rules that would provide stockholders with greater participation in the annual election of directors. The SEC did not propose to require a majority voting system for electing directors, but instead proposed different mechanisms to permit direct stockholder nominations in specified circumstances. If the SEC's proposals are adopted, they would more directly and uniformly provide new avenues for stockholder participation in the process for election of directors.

        The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among companies comparable to the company, but is also the default system under the laws of the State of Delaware. The rules governing plurality voting are well understood. A plurality voting system does not prevent stockholders from challenging and defeating Board nominees.

        For the reasons set forth above, the Board believes that the proposal will not serve the best interests of the company and its stockholders.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

ADVANCE NOTICE PROCEDURES

        Under the company's Bylaws, no business may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the company containing certain information set forth in the Bylaws, not fewer than 120 days before the date of the company's proxy statement is released to stockholders in connection with the prior year's annual meeting. For the company's meeting in 2005, the company must receive this notice no later than November 26, 2004. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in the company's proxy statement.

        A copy of the Bylaw provisions discussed above may be obtained by writing the company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2005 PROXY PROPOSALS

        Stockholder proposals relating to the company's 2005 Annual Meeting of Stockholders must be received by the company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 26, 2004.

DIRECTIONS TO THE HOTEL DUPONT

By Car:

From Baltimore or Downstate Delaware:

  1.
  Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue".

  2.
  From right lane, take Exit 7 onto Adams Street.

  3.
  At the third traffic light on Adams Street, turn right onto 11th Street.

  4.
  At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

  5.
  Follow 11th Street through six traffic lights. Hotel duPont is on the right.

From New Jersey:

(New Jersey Turnpike)

  1.
  Take the New Jersey Turnpike South to Delaware Memorial Bridge.

  2.
  After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

  3.
  From I-95 North, follow steps 1-5 outlined in directions "From Baltimore or Downstate Delaware".

From Philadelphia:

(I-95 South):

  1.
  Take I-95 South through Chester to Wilmington.

  2.
  Follow I-95 South to Exit 7A marked "52 South, Delaware Avenue".

  3.
  Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

By Train:

        Amtrak train service is available into Wilmington, Delaware Station. The Hotel duPont is located approximately twelve blocks from the train station.

Y  O  U  R    V  O  T  E    I  S     I  M  P  O  R  T  A  N  T
P  L  E  A  S  E    V  O  T  E    Y  O  U  R     P  R  O  X  Y

ADMISSION TICKET

2004 Annual Meeting of Stockholders

Tuesday, May 4, 2004
9:45 A.M.
Hotel duPont
11th & Market Streets
Wilmington, DE 19801

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.
This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

The Hotel duPont is located at 11th and Market Streets in downtown Wilmington, Delaware.
Directions to the hotel can be obtained by calling the hotel at (302) 594-3100 or via the Internet by accessing the hotel's website at http://www.dupont.com/hotel/map.htm

Limited free parking for stockholders attending the 2004 Annual Meeting is available at the HOTEL CAR
PARK, located on Orange Street between 11th and 12th Streets approximately one block from the hotel.

SHOW YOUR ADMISSION TICKET TO THE PARKING ATTENDANT TO RECEIVE
FREE PARKING

Valet parking at the Hotel duPont is available at you own expense.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2004

The undersigned hereby appoints Lewis B. Campbell, Vance D. Coffman, and Ellen V. Futter, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 4, 2004 at 9:45 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of Common Stock of Bristol-Myers Squibb Company which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or is received after April 23, 2004, the Trustee will vote the shares in the same proportion as the shares as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5, 6 and 7. The full text of the proposals and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

	THREE WAYS TO VOTE
	To vote by Telephone: 1-800-690-6903
P.O. BOX 4000	1)	Read the Proxy Statement and have the proxy card below at hand.
PRINCETON, NJ 08540	2)	Call 1-800-690-6903
	3)	Follow the instructions.
	To vote by Internet: www.proxyvote.com
IMPORTANT NOTICE REGARDING DELIVERY	1)	Read the Proxy Statement and have the proxy card below at hand.
OF SECURITY HOLDER DOCUMENTS (HH)	2)	Go to Website www.proxyvote.com
AUTO DATA PROCESSING	3)	Follow the instructions provided on the website.
INVESTOR COMM SERVICES
ATTENTION:	To vote by Mail
TEST PRINT	1)	Read the Proxy Statement.
51 MERCEDES WAY	2)	Check the appropriate boxes on the proxy card below.
EDGEWOOD, NY	3)	Sign and date the proxy card.
11717	4)	Return the proxy card in the envelope provided.
	YOUR VOTE IS IMPORTANT
	Do not return this proxy card if you vote by telephone or Internet.

		000000000000

Name	A/C
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345
BRISTOL MYERS SQUIBB COMPANY	1234567890123456789	123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	BRSTM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRISTOL-MYERS SQUIBB COMPANY

02                0000000000                268842030021

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSALS 1 AND 2.

Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's name(s) on the line below.
1.	Election of Directors
	01) P. R. Dolan	☐	☐	☐
02) L. V. Gerstner, Jr.
03) L. Johansson
Vote On Proposals		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 3,4,5,6 AND 7.		For	Against	Abstain
2.	Appointment of Independent Auditors	☐	☐	☐	3.	Publication of Political Contributions	☐	☐	☐
					4.	Prohibition of Political Contributions	☐	☐	☐
					5.	Separation of Chairman and CEO Positions	☐	☐	☐
					6.	HIV/AIDS—TB—MALARIA	☐	☐	☐
I have included a Change of Address and/or Comments on the reverse side of this card.				☐	7.	Director Vote Threshold	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
HOUSEHOLDING ELECTION—Please indicate if you consent to receive future investor communications in a single package per household.		☐	☐		Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
123,456,789,012 110122116 245

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date